Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Michael J. Shea	Timothy D. Green
Chief Financial Officer	Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
617-492-4040 ext. 310	617-542-5300
Email: mshea@macgray.com	Email: tgreen@investorrelations.com

Mac-Gray Completes $80 Million Bank Financing

Credit Facility Led by Citizens Bank; Syndication Includes Six Banks

CAMBRIDGE, MA, June 25, 2003 - Mac-Gray Corporation (NYSE: TUC), the nation’s premier laundry facilities contractor and a provider of other amenities to the multi-housing industry, and the largest provider of laundry facilities and other amenities to the college and university market, today announced that it has closed a senior secured credit facility for $80 million, consisting of a three-year revolving credit line for $60 million and a five-year term loan for $20 million.  Approximately $56 million of the proceeds will be used to refinance the Company’s existing bank debt with the balance available to finance acquisitions and working capital needs.  Citizens Bank of Massachusetts served as Agent for the financing.

“Given the challenging lending environment that currently exists, we appreciate the strong indications of interest in this financing from some of the region’s leading banks,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer.  “Three of the participating banks are new to Mac-Gray, while three were existing lenders.  We believe this mix of new and existing lenders validates the progress we have made in strengthening our balance sheet and increasing our operating margins in a difficult economy.  This credit facility will afford Mac-Gray increased flexibility to conduct business, as well as pursue acquisitions should attractive opportunities arise.”

“Citizens Bank and Mac-Gray share a long heritage and commitment to New England,” said Thomas J. Hollister, president and CEO of Citizens Bank of Massachusetts. “We are proud to play a lead role in the agreement with Mac-Gray as we are dedicated to providing companies with working capital and financing for growth.  We look forward to continuing our partnership with this outstanding industry leader.”

About Citizens Bank of Massachusetts

Citizens Bank of Massachusetts is a $22.8 billion bank with 240 branch offices stretching from Greater Boston to Cape Cod and the Berkshires. It is headquartered at 28 State Street in Boston and has regional administration centers in Quincy, Hyannis, Woburn and Wakefield.  It has more than 3,600 employees. Citizens Bank of Massachusetts is a subsidiary of Citizens Financial Group, Inc., a $64 billion commercial bank holding company headquartered in Providence, R.I.. Citizens has more than 850 offices and approximately 1,700 ATMs, operating as Citizens Bank in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, Pennsylvania and Rhode Island. Citizens is one of the 20 largest commercial banks in the United States. It is owned by The Royal Bank of Scotland Group plc. Citizens’ Web site is at www.citizensbank.com.

(more)

About Mac-Gray Corporation

Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry rooms in multiple housing facilities such as apartment buildings, colleges and universities, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases with property owners, colleges and universities and government agencies.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premise for a fixed term, which is generally seven to ten years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray’s laundry route business consists of approximately 30,000 multiple housing laundry rooms located in 27 states in the Northeastern, Midwestern and Southeastern United States and the District of Columbia.  Mac-Gray also sells, services and leases commercial laundry equipment produced by Maytag and other leading manufacturers to commercial laundromats and institutions.  Through its MicroFridge® division, Mac-Gray sells its proprietary MicroFridge® product, which is a combination refrigerator/freezer/microwave oven utilizing patented Safe Plug™ circuitry.  The product is marketed throughout the United States to colleges and universities, the federal government, hotels and motels and assisted living facilities.  In addition, MicroFridge is marketing the full line of Amana appliances manufactured by Maytag.  Through its Copico division, Mac-Gray is a provider of card- and coin-operated reprographics equipment and services to the academic and public library markets in New England, New York and Chicago.

Safe Harbor Statement

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

# # #